EXHIBIT 10.18

February 18, 2003

Theodore L. Gillman

923 5th Avenue, Apt. 16A

New York, NY 10021

Dear Ted:

We are delighted to offer you the opportunity to join First Albany Asset Management Corporation ("FAAM") as Chief Executive Officer. In addition, you will be a member of the Operating Committee, an Executive Managing Director of First Albany Companies Inc. and a Director of FAAM.

We have agreed to pay you a base salary at the rate of $250,000 per year from the commencement of your employment through the second anniversary of the commencement of your employment (the "Employment Period"). In addition, we have agreed to pay you a bonus of not less than $400,000 for each year of the Employment Period (the "Bonuses"). We expect to establish a bonus pool based on revenues and profits for FAAM (the "Bonus Pool"). The allocation of the Bonus Pool will be at your discretion, subject to the approval of the Chairman of FAAM, the Chief Executive Officer of First Albany Companies Inc. and the Compensation Committee of First Albany Companies Inc. The Bonuses will be payable when other firm‑wide bonuses are paid for each respective year and payable only to the extent you remain employed by us at such times. Notwithstanding anything to the contrary contained herein, in the event your employment is terminated involuntarily without cause, we will pay you, as soon as practicable following such termination, an amount equal to the remaining base salary which would have otherwise been paid to you through the balance of the Employment Period had you remained employed at FAAM, plus any unpaid Bonuses. All compensation will be subject to standard payroll withholdings.

You will also be entitled to participate in the standard employee benefit plans available to employees of FAAM, all in accordance with the terms of such plans.

      We have also agreed to recommend to the Board of the Company that you be granted $250,000 worth of restricted stock of the Company (the "Restricted Stock"). The Restricted Stock shall be valued using the closing price of the Company's common stock on the commencement of your employment. Such grant shall be made in accordance with the Plan and your execution of a Restricted Share Award Agreement (the "Restricted Share Agreement"). The Restricted Share Award Agreement will provide, among other things, that the Restricted Stock will vest in equal annual increments over a three year period, only to the extent you remain employed by us at such times.

We have agreed to recommend to the Board of Directors (the "Board") of First Albany Companies Inc. (the "Company") that you be granted the option to purchase 50,000 shares of the common stock of the Company at the closing price of such stock on the date of grant. Such grant shall be made in accordance with the First Albany Companies Inc. Long‑Term Incentive Plan (the "Plan") and shall be subject to your execution of a Stock Option Agreement and the approval of the Board. The Stock Option Agreement will provide, among other things, that the Stock Options will vest in equal annual increments over a three year period, only to the extent you remain employed by us at such times.

You agree that during your employment at FAAM and for a period of three calendar months following the termination of your employment (regardless of the reason for termination) you will not directly or indirectly solicit (i) any customer or client of FAAM or its affiliates to transfer its business away from FAAM or its affiliates or (ii) any employee of FAAM or its affiliates to leave the employ of First Albany.

You represent and warrant that (i) you have not taken and will not take, and will return to your current employer or destroy without retaining copies, all proprietary and confidential materials of your current employer or any member of its corporate group; (ii) you will not use any confidential, proprietary or trade secret information in violation of any agreement, obligation or duty to your current employer or any member of its corporate group; (iii) your resignation from your current employer and your accepting this offer and being employed by FAAM and your performance of your duties do not and will not breach any other agreement, obligation or duty that you have to your current employer or any member of its corporate group.

      Additionally, by accepting this offer, you acknowledge that the assets FAAM and its affiliates, including but not limited to, financial information, strategies, new products, plans, studies, forecasts, and other non-public information about FAAM, it affiliates and/or its clients, are confidential and trade secrets of FAAM and its affiliates. You agree that you will not disclose such confidential information or trade secrets without the prior written permission of FAAM and its affiliates. You also agree that such disclosure would cause irreparable and material damage to FAAM and its affiliates.

This offer is contingent upon a satisfactory background check verifying previous employment history, education, credit and criminal activity.

Please note that FAAM considers this letter, and all the terms contained herein, to be highly confidential. They should not be discussed, disclosed or shown to anyone, other than authorized FAAM corporate employees and your immediate family, attorney, accountant or tax advisor. In addition, this letter agreement may not be modified or amended except by a written agreement signed by you and FAAM. This letter contains our entire understanding and supersedes any prior understandings, communications or agreements that we may have had. We have agreed to employ you and you have agreed to be employed by us for the duration of the Employment Period on the terms set forth herein. As with all our agreements, however, you may, of course, be terminated at any time for cause.  Upon the expiration of the Employment Period, you understand that you will continue to be employed as an "at will" employee.

      This letter agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  You agree that the rights and obligations of FAAM shall be assignable by FAAM.

      Ted, we are all excited about you joining our team. If the terms of this letter are acceptable to you, please sign and return a copy to me for my files.

                                                                                   Best regards,

                                                                                   Hugh A. Johnson, Jr.

                                                                                   Chairman

HAJ/lma/Emp.1618

ACCEPTED AND AGREED:

/s/ Theodore L. Gillman

Theodore L. Gillman

bcc:      Steve Wink